RCM Technologies, Inc.	Tel: 856.356.4500	Corporate Contacts:
2500 McClellan Avenue	Fax: 856.356.4600	Rocco Campanelli
Pennsauken, NJ 08109	info@rcmt.com	President & CEO
	www.rcmt.com	Kevin D. Miller
Chief Financial Officer

P R E S S   R E L E A S E

RCM TECHNOLOGIES, INC. ANNOUNCES THIRD QUARTER RESULTS

Pennsauken, NJ – November 1, 2017 -- RCM Technologies, Inc. (NasdaqGM: RCMT), a premier provider of business and technology solutions designed to enhance and maximize the operational performance of its customers through the adaptation and deployment of advanced engineering, information technology and specialty health care services, today announced financial results for the thirteen and thirty-nine week periods ended September 30, 2017.

RCM Technologies reported revenues of $43.8 million for the thirteen week period ended September 30, 2017, a 10.4% increase as compared to $39.7 million for the thirteen week period ended October 1, 2016 (the comparable prior year period). Gross profit was $11.7 million for the thirteen week period ended September 30, 2017, a 15.5% increase as compared to $10.1 million for the comparable prior year period.  Operating income was $1.6 million for the thirteen week period ended September 30, 2017, a 278.2% increase as compared to $0.4 million for the comparable prior year period.  Net income was $1.0 million, or $0.08 per diluted share, as compared to $0.1 million, or $0.01 per diluted share, for the comparable prior year period.

RCM Technologies reported revenues of $135.7 million for the thirty-nine week period ended September 30, 2017, a 2.6% increase as compared to $132.3 million for the thirty-nine week period ended October 1, 2016 (the comparable prior year period). Gross profit was $35.6 million for the thirty-nine week period ended September 30, 2017, a 1.9% increase as compared to $34.9 million for the comparable prior year period.  Operating income was $3.5 million for the thirty-nine week period ended September 30, 2017 as compared to $3.8 million for the comparable prior year period.  Operating income for the thirty-nine week period ended September 30, 2017 included a charge of $0.8 million for an increase in contingent consideration, primarily related to an acquisition in Canada.  Net income was $1.8 million, or $0.15 per diluted share, as compared to $2.0 million, or $0.16 per diluted share, for the comparable prior year period.  Adjusted EBITDA was $5.5 million for the thirty-nine week period ended September 30, 2017 as compared to $4.9 million for the comparable prior year period, an increase of 11.0%. Please refer to "Supplemental Operating Results on a Non-GAAP Basis" below for a discussion of this and other non-GAAP measures, including a reconciliation to the most comparable GAAP measure.

Rocco Campanelli, President and Chief Executive Officer of RCM Technologies, commented, "We are very pleased with our results in the third quarter of 2017 as revenue, gross profit and operating income grew by 10%, 16% and 278%, respectively, as compared to third quarter 2016. Our Engineering Group achieved its second highest quarterly gross profit in history and best amount in the past three years. Our Health Care division, which experiences significant seasonality in the third quarter due to summer school closings, set new third quarter records for both revenues and gross profit, growing both over 2016 by approximately 19% and 13%, respectively. Much more importantly, we started strong with our new 2017/2018 school contracts. Our robust start to the new school year should result in solid year-over-year growth for our Health Care division in fiscal 2018. We believe that the consolidated results for the fourth quarter of 2017 will be our best quarter this year. We are excited about finishing 2017 on a high note as we head into fiscal 2018."

Kevin Miller, Chief Financial Officer of RCM Technologies, added, "We continue to exhibit good cash flow, generating $1.6 million in cash provided by operating activities in our third quarter and $7.0 million year to date through September 30, 2017. We expect to continue to have nice cash flow in the fourth quarter of 2017 and expect to post our best quarterly operating income of 2017."

Conference Call
On Thursday, November 2, 2017, RCM Technologies will host a conference call to discuss these results. The call will begin at 10:00 a.m. Eastern Time.  The dial-in number is (877) 331-7677.

About RCM
RCM Technologies, Inc. is a premier provider of business and technology solutions designed to enhance and maximize the operational performance of its customers through the adaptation and deployment of advanced information technology and engineering services.  RCM is an innovative leader in the delivery of these solutions to commercial and government sectors.  RCM is also a provider of specialty healthcare services to major health care institutions and educational facilities. RCM's offices are located in major metropolitan centers throughout North America.  Additional information can be found at www.rcmt.com.

The Statements contained in this release that are not purely historical are forward-looking statements within the Private Securities Litigation Reform Act of 1995 and are subject to various risks, uncertainties and other factors that could cause the Company's actual results, performance or achievements to differ materially from those expressed or implied by such forward-looking statements.  These statements often include words such as "may," "will," "expect," "anticipate," "continue," "estimate," "project," "intend," "believe," "plan," "seek," "could," "can," "should," "are confident" or similar expressions.  In addition, statements that are not historical should also be considered forward-looking statements. These statements are based on assumptions that we have made in light of our experience in the industry, as well as our perceptions of historical trends, current conditions, expected future developments and other factors we believe are appropriate in these circumstances.  Forward-looking statements include, but are not limited to, those relating to demand for the Company's services, expectations regarding our future revenues and other financial results, our pipeline and potential project wins and our expectations for growth in our business. Such statements are based on current expectations that involve a number of known and unknown risks, uncertainties and other factors, which may cause actual events to be materially different from those expressed or implied by such forward-looking statements.  Risk, uncertainties and other factors may emerge from time to time that could cause the Company's actual results to differ from those indicated by the forward-looking statements. Investors are directed to consider such risks, uncertainties and other factors described in documents filed by the Company with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q. The Company assumes no obligation (and expressly disclaims any such obligation) to update any forward-looking statements contained in this release as a result of new information or future events or developments, except as may be required by law.

Tables to Follow

RCM Technologies, Inc.
Condensed Consolidated Statements of Income
(Unaudited)
 (In Thousands, Except Share and Per Share Amounts)

	Thirteen Week Periods Ended
	September 30, 2017	October 1, 2016
Revenues	$43,827	$39,695
Cost of services	32,109	29,551
Gross profit	11,718	10,144
Selling, general and administrative	9,700	9,334
Depreciation and amortization	422	388
Operating income	1,596	422
Interest expense, net and foreign currency transactions	(154)	(128)
Income before income taxes	1,442	294
Income tax expense	422	184
Net income	$1,020	$110

Diluted net earnings per share data	$0.08	$0.01

	Thirty-Nine Week Periods Ended
	September 30, 2017	October 1, 2016
Revenues	$135,680	$132,250
Cost of services	100,097	97,326
Gross profit	35,583	34,924
Selling, general and administrative	30,092	29,976
Depreciation and amortization	1,229	1,177
Change in contingent consideration	781	-
Operating income	3,481	3,771
Interest expense, net and foreign currency transactions	(371)	(413)
Income before income taxes	3,110	3,358
Income tax expense	1,351	1,384
Net income	$1,759	$1,974

Diluted net earnings per share data	$0.15	$0.16
RCM Technologies, Inc.
Summary Consolidated Selected Balance Sheet Data
 (In Thousands)

	September 30, 2017	December 31, 2016
	(Unaudited)
Cash and cash equivalents	$825	$279
Accounts receivable, net	$41,942	$45,170
Total current assets	$47,643	$53,071
Total assets	$64,048	$69,831
Total current liabilities	$19,659	$23,713
Borrowing under line of credit	$9,451	$14,311
Net debt (borrowings less cash)	$8,626	$14,032
Total liabilities	$30,045	$38,576
Stockholders' equity	$34,003	$31,255
Treasury stock	($14,987)	($14,622)

RCM Technologies, Inc.
Supplemental Operating Results on a Non-GAAP Basis
(Unaudited)
(In Thousands)

The following non-GAAP data, which adjusts for the categories of expenses described below, primarily changes in contingent consideration, is a non-GAAP financial measure.  Our management believes that this non-GAAP financial measure is useful information for investors, shareholders and other stakeholders of our company in gauging our results of operations on an ongoing basis.  We believe that EBITDA is a performance measure and not a liquidity measure, and therefore have provided a reconciliation between net income and EBITDA and Adjusted EBITDA.  EBITDA should not be considered as an alternative to net income as an indicator of performance.  In addition, EBITDA does not take into account changes in certain assets and liabilities as well as interest and income taxes that can affect cash flows.  We do not intend the presentation of these non-GAAP measures to be considered in isolation or as a substitute for results prepared in accordance with GAAP.  These non-GAAP measures should be read only in conjunction with our consolidated financial statements prepared in accordance with GAAP.

The following unaudited table presents the Company's GAAP Net Income measure and the corresponding adjustments used to calculate "EBITDA", "Adjusted EBITDA", "Adjusted Net Income" and "Diluted EPS" for the thirteen weeks and thirty-nine weeks ended September 30, 2017 and October 1, 2016.

	Thirteen Week Periods Ended		Thirty-Nine Week Periods Ended
	September 30, 2017	October 1, 2016	September 30, 2017	October 1, 2016
GAAP net income	$1,020	$110	$1,759	$1,974
Income tax expense	422	184	1,351	1,384
Interest expense	137	114	409	422
Depreciation and amortization	422	388	1,229	1,177
EBITDA (non-GAAP)	$2,001	$796	$4,748	$4,957

Adjustments
Change in contingent consideration	-	-	781	-
Gain (loss) on foreign currency transactions	17	14	(38)	(9)
Adjusted EBITDA (non-GAAP)	$2,018	$810	$5,491	$4,948

GAAP net income	$1,020	$110	$1,759	$1,974
Adjustments
Change in contingent consideration	-	-	781	-
Adjusted net income (non-GAAP)	$1,020	$110	$2,540	$1,974

GAAP Diluted EPS	$0.08	$0.01	$0.15	$0.16
Adjustments
Change in contingent consideration	-	-	$0.06	-
Adjusted Diluted EPS (non-GAAP)	$0.08	$0.01	$0.21	$0.16

RCM Technologies, Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited)
(In Thousands)

	Thirteen Week Periods Ended
	September 30, 2017	October 1, 2016
Net income	$1,020	$110
Adjustments to reconcile net income to cash provided by operating activities	419	608
Changes in operating assets and liabilities
Accounts receivable	2,075	5,437
Prepaid expenses and other current assets	(21)	241
Net of transit accounts receivable and payable	(917)	(820)
Accounts payable and accrued expenses	(777)	201
Accrued payroll and related costs	(653)	(1,498)
Income taxes payable	480	168
Total adjustments	606	4,337
Cash provided by operating activities	$1,626	$4,447

Net cash used in investing activities	(192)	(87)
Net cash used in financing activities	(972)	(4,331)
Effect of exchange rate changes	(28)	40
Increase in cash and cash equivalents	$434	$69

	Thirty-Nine Week Periods Ended
	September 30, 2017	October 1, 2016
Net income	$1,759	$1,974
Adjustments to reconcile net income to cash provided by operating activities	3,026	1,975
Changes in operating assets and liabilities
Accounts receivable	3,682	8,600
Prepaid expenses and other current assets	230	1,847
Net of transit accounts receivable and payable	(1,189)	864
Accounts payable and accrued expenses	(1,313)	(1,746)
Accrued payroll and related costs	(185)	(2,334)
Income taxes payable	946	948
Total adjustments	5,197	10,154
Cash provided by operating activities	$6,956	$12,128

Net cash used in investing activities	(743)	(729)
Net cash used in financing activities	(5,621)	(12,097)
Effect of exchange rate changes	(46)	16
Increase (decrease) in cash and cash equivalents	$546	($682)

RCM Technologies, Inc.
Summary of Selected Income Statement Data
(Unaudited)
(In Thousands)

	Thirteen Week Period Ended September 30, 2017
	Engineering	Information Technology	Specialty Health Care	Consolidated

Revenue	$21,708	$7,784	$14,335	$43,827
Cost of services	15,533	5,771	10,805	32,109
Gross Profit	$6,175	$2,013	$3,530	$11,718
Gross Profit Margin	28.4%	25.9%	24.6%	26.7%

	Thirteen Week Period Ended October 1, 2016
	Engineering	Information Technology	Specialty Health Care	Consolidated

Revenue	$17,591	$10,069	$12,035	$39,695
Cost of services	13,292	7,335	8,924	29,551
Gross Profit	$4,299	$2,734	$3,111	$10,144
Gross Profit Margin	24.4%	27.2%	25.8%	25.6%

	Thirty-Nine Week Period Ended September 30, 2017
	Engineering	Information Technology	Specialty Health Care	Consolidated

Revenue	$61,517	$24,951	$49,212	$135,680
Cost of services	44,598	18,430	37,069	100,097
Gross Profit	$16,919	$6,521	$12,143	$35,583
Gross Profit Margin	27.5%	26.1%	24.7%	26.2%

	Thirty-Nine Week Period Ended October 1, 2016
	Engineering	Information Technology	Specialty Health Care	Consolidated

Revenue	$55,019	$33,766	$43,465	$132,250
Cost of services	40,859	24,455	32,012	97,326
Gross Profit	$14,160	$9,311	$11,453	$34,924
Gross Profit Margin	25.7%	27.6%	26.3%	26.4%